Exhibit 10.29
PROJECT DEVELOPMENT AGREEMENT
     This Project Development Agreement (the “Agreement”) is made and entered into the 31 day of May, 2007 (the “Effective Date”), by and between AMAIZING ENERGY HOLDING COMPANY, LLC (“Amaizing”), an Iowa limited liability company, and TH PARTNERS, LLC, a Minnesota limited liability company (“Consultant”).
     WHEREAS, Amaizing intends to develop, construct, and operate an ethanol plant near Atlantic, Iowa and to expand an existing ethanol plant near Denison, Iowa (the “Project”);
     WHEREAS, Amaizing desires to engage Consultant to perform certain project development services on behalf of Amaizing;
     WHEREAS, Amaizing is willing to engage Consultant and Consultant is willing to undertake the engagement with Amaizing subject to the terms and conditions set forth in this Agreement; and
     WHEREAS, Consultant is willing to be subject to the restrictive covenants and other terms and conditions as set forth in this Agreement.
     NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Engagement and Scope or Services. Upon the terms and conditions set forth in this Agreement, Amaizing hereby engages Consultant to perform Services, as defined below, and Consultant hereby accepts such engagement. Consultant shall determine the manner in which Services are to be performed and the specific hours to be worked by Consultant. Consultant acknowledges and agrees to work as many hours as may be reasonably necessary to fulfill its commitments under this Agreement. Services shall include, without limitation, the following:
a)	Assist the planning and development of Amaizing’s comprehensive business plan;

b)	On behalf of Amaizing and following receipt of Amaizing’s consent, identifying and developing the sites, markets, supplies, sellers and potential business partners necessary to execute Amaizing’s business plan;

c)	Assist in the formulation and execution of business strategies for Amaizing;

d)	Prepare forecasting model and assist in the development of Amaizing’s financial plan and forecasts;

e)	Assist in administration of Amaizing’s equity marketing effort;

f)	Formulate employee incentive plan options and prepare comparison of such options for Amaizing’s review;

g)	Assist in defining performance parameters for employee;

h)	Assist negotiations of contracts with various service and product providers;

i)	Provide monthly updates to Amaizing in the form of written summaries of the previous month’s activities performed by Consultant;

j)	Participate in meetings on a monthly basis by telephone or in person with representatives of Amaizing to discuss the written summary, goals and strategies;

k)	Provide ongoing cooperation to representatives of Amaizing and participating in additional discussions and meetings with Amaizing as may be reasonable requested by Amaizing;

l)	Assist in the procurement of debt financing;

m)	Assist in the negotiation of the sale of any build slot if requested by Amaizing;

n)	Representing the interests of Amaizing and its business plan to potential suppliers, sellers, business partners, and members of governments and local businesses; and

o)	Performing such other services as Amaizing may from time to time reasonably request and are reasonably within the scope of the services the parties anticipate will be provided. Notwithstanding the foregoing, neither Consultant nor its Affiliates (as defined below) shall be asked to, nor will solicit an offer to buy, or accept an offer to sell, any security to be issued by Amaizing, nor shall Consultant and its Affiliates be required to provide any services that would cause any of them to be in non-compliance with any federal or state securities laws, including, without limitation, any services that would cause the Consultant or its Affiliates to be a promoter, broker-dealer, or investment advisor. For purposes of this Agreement, “Affiliate” shall mean all members, managers, officers, employees and agents of Consultant.
     All Services shall be performed by Consultant (i) in a professional manner, and (ii) in compliance with all federal and state laws, regulations and orders. Unless otherwise agreed to by Amaizing, the Consultant shall cause Brian D. Thome to personally perform all material Services under this Agreement. Failure to cause Brian D. Thome to personally perform all material Services under this Agreement shall be deemed a breach of this Agreement and if this Agreement is terminated by Amaizing as a result of such breach, the termination of this Agreement will be deemed a termination for cause. Other than the foregoing, Consultant disclaims all other warranties with respect to the Services.
     During the Term of this Agreement, Consultant (i) shall be an independent contractor with full power to select the means, manner and method of performing the Services; and (ii) shall have no right or power to bind Amaizing under any agreement or to transaction any business or make any representations or promises in Amaizing’s name or on its behalf, except insofar as Consultant is expressly authorized to do so in writing by the Amaizing. All decisions regarding the implementation of any advice or recommendations of Consultant that are provided as Services under this Agreement shall be made by and shall be the responsibility of Amaizing.
     2. Compensation.
     (a) Amaizing agrees to pay to Consultant the sum of Three Hundred Thousand Dollars ($300,000) payable as follows: (i) $60,000 payable upon execution of this Agreement; and (ii) the remaining $240,000 payable in eight (8) equal monthly installments of $30,000, with the first installment due on the one month anniversary date of this Agreement and thereafter on each monthly anniversary date of this Agreement until all eight installments have be paid.
     (b) In addition, Consultant shall be paid: (i) a bonus in the amount of $200,000 within 30 days following Financial Close, as defined below, of the Amaizing Atlantic, Iowa ethanol plant project for the completion of Services (the “Atlantic Success Bonus”) and which Atlantic Success Bonus shall be earned and payable upon and subject to such Financial Close, and (ii) $300,000 within 30 days following Financial Close of the Amaizing Denison, Iowa expansion project for the completion of Services (the “Denison Success Bonus”) and which Denison Success Bonus be earned and payable upon and subject to such Financial Close. For purposes of this Agreement, Financial Close shall mean with respect to each project the actual closing (execution and delivery of all required documents and the fulfillment of all conditions precedent under the loan documents necessary to permit the advance of funds to Amaizing) by Amaizing with its project lender(s) for debt financing for the respective project, including senior and subordinated debt and any other project financing characterized by debt obligations and repayable as debt which is required by the project senior lender(s) for the project.
     3. Expenses. Upon Consultant providing to Amaizing proper documentation, Amaizing shall promptly reimburse Consultant for all reasonable, ordinary and necessary expenses incurred in performance of its duties hereunder; provided, however, that Amazing shall only reimburse Consultant’s travel expenses (including but not limited to automobile mileage, air fare, meals and lodging) after such aggregate travel expenses exceed Twenty-Five Thousand Dollars ($25,000) and then such reimbursement shall be only be for expenses in excess of the aggregate Twenty-Five Thousand Dollars ($25,000). Consultant shall provide to Amaizing all documentation for all travel expenses incurred in performance of its duties hereunder whether or not reimbursement is to be made by Amaizing.

     4. Support Services. Amaizing shall provide the following support services for the benefit of Consultant, as approved by Amaizing: office space, secretarial support, and office supplies.
     5. Term & Termination. This Agreement shall commence as of the Effective Date and, unless sooner terminated in accordance with the terms of this Agreement, shall continue for nine (9) months (the “Term”). The parties hereto acknowledge that the Services provided by Consultant or any of its Affiliates on behalf of Amaizing prior to the Effective Date shall be deemed to have been rendered during the Term, and the obligations of Amaizing and Consultant hereunder, including without limitation their respective indemnification obligations, shall apply.
     Either party may terminate this Agreement with or without cause upon fourteen (14) days prior written notice. Amaizing shall have “cause” to terminate this Agreement in the event of any of the following with respect to Consultant: (i) disloyal, dishonest or illegal conduct or willful misconduct; (ii) refusal or gross failure to substantially comply with the terms and provisions of this Agreement or to follow the directives and instructions of Amaizing that are given in conformance with this Agreement; (iii) refusal or gross failure to use it’s good faith efforts and/or devote substantial and significant time, attention and efforts to perform its duties under this Agreement; or (iv) in the event Consultant materially breaches or otherwise fails to perform any material term, covenant or condition of this Agreement. In the event of any default or non-performance set forth in (ii) through (iii) above, Amaizing shall provide written notice of the default or non-performance and Consultant shall have thirty (30) days from such written notice to cure the default or non-performance. Failure to cure the default or non-performance within the thirty (30) day period shall result in automatic termination of this Agreement unless waived by Amaizing. Consultant shall have “cause” to terminate this Agreement in the event of any of the following with respect to Amaizing: (i) materially breaches or otherwise fails to perform any material term, covenant or condition of this Agreement and fails to cure such default or breach within thirty (30) days of written notice thereof from Consultant; or (ii) is or becomes insolvent, or becomes the subject of any bankruptcy, creditor or insolvency proceeding.
     If the Agreement is terminated with cause in accordance with the terms of this Agreement, upon such termination, neither Amaizing nor Consultant shall have any further rights or obligations under the terms of this Agreement other than to payment for Services and reimbursement of expenses to which Consultant is entitled through the date of termination, except that Sections 5, 6, 7, 13 and 14 shall survive termination of this Agreement. If the Agreement is terminated without cause, upon such termination neither Amaizing nor Consultant shall have any further rights or obligations under the terms of this Agreement other than to payment for Services and reimbursement of expenses to which Consultant may be entitled through the date of termination plus payment of any success bonus pursuant to Section 2(b) if Financial Close for the respective project occurs within six (6) months following the termination of this Agreement. In all cases, Sections 5, 6, 7, 13 and 14 shall survive termination of this Agreement.
     During the Term, Amaizing shall have the right to suspend the obligations of the parties under this Agreement from time to time up to a maximum cumulative suspension of ninety (90) days. Amaizing shall provide written notice of such suspension to Consultant which shall be effective the date of the notice. The period of suspension shall last until such time as Amaizing has provided written notice to Consultant of the termination of the suspension; provided, however, the cumulative time of suspension of this Agreement may not exceed ninety (90) days. In the event of a suspension, Consultant shall not be obligated to provide any Services to Amaizing and Amaizing shall not be obligated to make any payments under Section 2 to Consultant; provided, however, Amaizing shall pay Consultant Three Thousand Dollars ($3,000) for each thirty (30) day period during the suspension. All other rights and obligations of the parties under this Agreement shall continue during the period of suspension. Upon the continuance of the Agreement, all right and obligations of the parties shall be reinstated and continued and the Term will be extended an additional amount of time equal to the actual length of the suspension.
     This Agreement may be extended, upon mutual agreement of Amaizing and Consultant, on a month to month basis upon the conclusion of the Term. In the event the Agreement is extended, Amaizing shall pay Consultant Thirty Thousand Dollars ($30,000) per month for its Services.
     6. Restrictive Covenants. From the Effective Date and for a period of one (1) year following termination of the Agreement, Consultant and its Affiliates shall not, except on behalf of Amaizing or in furtherance of Amaizing’s business objectives and purposes, by or for themselves or through others as their agent:
a)	without the prior written consent of Amaizing, render services similar to the Services for any other person, corporation, limited liability company, partnership, city, county, or other entity within a seventy-five (75) mile radius of each of the Atlantic and Denison sites (collectively the “Territory”) or within a seventy-five (75) mile radius of Sabetha, Kansas;

b)	directly or indirectly, develop, own, manage, operate, join, control or participate in the development, ownership, management, operation, or control of, or be connected in any manner with any business engaged in the manufacture or marketing of fuel ethanol within the Territory;

c)	solicit for employment, retain or employ, or become employed by, any past or present employee of Amaizing;

d)	request, induce or advise any employee of Amaizing to leave the employ of or cease affiliation with Amaizing; or

e)	interfere with, or counsel or direct others to interfere with, Amaizing or its business or business relationships, or disparage in any way the good name or reputation of Amaizing or its officers, directors, employees, agents and representatives.
     Consultant represents and warrants that its directors, managers, officers, members and affiliates have all agreed to be bound by the restrictive covenants in this Section 6 and further acknowledge and agree that they have given careful consideration to the necessity of providing protection against competition, disclosure, interference and solicitation by restricting the activities of Consultant and its directors, managers, officers, members and affiliates as provided in this Agreement. The parties further acknowledge and agree that they believe the duration, scope and geographic area of the restrictions set forth in this Section 6 are fair, reasonable and necessary, that adequate consideration has been received by Consultant for such restrictions, and that such restrictions will not prevent them from earning a livelihood. If, however, any court of competent jurisdiction determines that any of the restrictions set forth herein are unenforceable or unreasonable, whether as to duration, scope or geographic area, the parties hereby grant the court the right and power to interpret, alter, amend or modify such restrictions and to enforce them to the fullest extent deemed reasonable. The covenants and restrictions set forth in this Section 6 shall survive the expiration or termination of this Agreement; provided, however, subsections (a) and (b) of this Section 6 shall not apply to Consultant if this Agreement is terminated by Amaizing without cause or by Consultant for cause prior to the expiration of the Term.
     Other than the foregoing, Consultant does not agree to any terms which may be construed as precluding or limiting in any way its right to provide services of any kind or nature whatsoever to any person or entity as Consultant, in its sole discretion, deems appropriate.
     7. Injunctive Relief; Cumulative Remedies. Consultant acknowledges and agrees that any breach, attempted breach or repudiation by any of them of any promise, agreement, term, condition or covenant set forth in this Agreement (including, but not limited to the restrictive covenants set forth in Section 6 above) would produce irreparable harm and injury to Amaizing, and it would be difficult, if not impossible, to compute Amaizing’s actual damages resulting therefrom. Consultant further acknowledges and agrees that no adequate remedy exists at law for the breach, attempted breach or repudiation by Consultant. Consultant therefore consent to the equity jurisdiction of the courts of the State of Iowa and acknowledge and agree that an injunction is an appropriate and necessary remedy to prevent the breach, attempted breach or repudiation of any such any promise, agreement, term, condition or covenant set forth in this Agreement. The remedial provisions set forth related to injunctive relief and others elsewhere in this Agreement, are cumulative and shall not prevent or prohibit any party hereto from exercising any other rights or remedies available under this Agreement, at law or in equity.
     8. Representations and Warranties. Each party represents and warrants to the other that:
a)	there is no existing, or any pending or threatened litigation, suit, action or proceeding before any court or administrative agency which would prevent the performance of the parties’ respective obligations under the Agreement;

b)	performance under the Agreement will not result in the breach of any other agreement with any other third party;

c)	no authorization, consent or approval of any party is necessary to the validity of the transactions contemplated by the Agreement, or to permit the consummation of the transactions contemplated herein; and
c)	the parties have and will have full right, power and authority to make, execute, deliver and perform their obligations under the Agreement.
     9. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the next day on which such deliveries are made in Denison, Iowa, when delivery is to Federal Express or similar overnight courier or the Express Mail service maintained by the United states Postal Service, or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to Amaizing :	Amaizing Energy Holding Company, LLC
Attention: President
2404 West Highway 30
Denison, Iowa 551442
Telephone: (712) 263-2676
Facsimile: (712) 263-4134

With a copy to:	BrownWinick
Attention: Thomas D. Johnson, Esq.
666 Grand Avenue, Suite 2000
Des Moines, IA 50309
Telephone: (515) 242-2400

If to Consultant:	TH Partners, LLC
Attention: Brian D. Thome
6200 Lamar Avenue S.
Cottage Grove, MN 55016
Telephone: (651) 458-1199

With a copy to:	Leonard, Street and Deinard
Attention: Thomas A. Jensen, Esq.
150 South Fifth Street, Suite 2300
Minneapolis, MN 55402
Telephone: (612) 335-1809
Facsimile: (612) 335-1657
     10. Relationship of the Parties; Taxes. In the performance of Services by Consultant under this Agreement, Consultant is at all times acting and performing as an independent contractor with respect to Amaizing and this Agreement shall not be interpreted or construed as creating any other relationship, including, without limitation, that of principal-agent, employer-employee, partnership or joint venture. Consultant shall be entirely and solely responsible for Consultant’s acts and the acts of Consultant’s agents and employees while engaged in the performance of Services hereunder. Consultant shall have no authority, express or implied, to bind Amaizing or to transact any business in the name of Amaizing or on its behalf, or to make any promises or representations on behalf of Amaizing in any respect. Amaizing shall not have any responsibility to withhold taxes from Consultant or Consultant’s employees, pay any employment taxes on behalf of Consultant or Consultant’s employees, or contribute to any pension plan, social security or other similar plan or program on Consultant’s or Consultant’s employees’ behalf. Consultant shall not be entitled to receive any benefits that are provided to employees of Amaizing. Consultant shall secure its own liability insurance with respect to its Services under this Agreement in amounts acceptable to Arnaizing. Consultant will provide proof of such insurance to Amaizing, as requested from time to time by Amaizing.
     11. Insurance. Consultant agrees to maintain the following insurance coverages: a) Commercial General Liability Insurance in the amount of at least $1,000,000.00; b) Workers’ Compensation Insurance with statutory limits; c) Employer’s Liability Insurance in the amount of $1,000,000.00; d) Automobile Liability Insurance in the amount of at least $1,000,000.00; and e) Errors and Omissions Insurance in the amount of $1,000,000.00. All insurance provided for in this section shall be effective under valid and enforceable policies issued by insurers of recognized responsibility, licensed to do business in states where the respective parties currently conduct business. Consultant shall name Amaizing as an additional insured with respect to each policy and shall furnish the other with proof of the payment of all premiums due on said policies of insurance and that the policies of insurance are in full force and effect. Each policy or certificate of insurance shall contain an agreement by the insurer that coverages shall not cancelled for any reason without at least 30 days prior written notice to Amaizing.
     12. Compliance with Laws. Consultant and Amaizing each agree to comply with all federal and state laws, regulations and orders, including, but not limited to those related to payment of minimum wages and overtime, nondiscrimination in employment in the performance of all services under this Agreement, and tax reporting and payment obligations to any state or federal tax authority.
     13. Confidentiality. In providing Services hereunder, Consultant and Amaizing may have access to documents and information relating to the other party and its business plans and operations including, without limitation the following types of information (whether or not in writing or designated as confidential): data, records, reports, drawings, tapes, concepts, inventions, innovations, ideas, plans, specifications, formulas, research, interpretations, analyses, forecasts, proposals, business strategies, methods, trade secrets, financial information, statistics, personnel and investor information, (hereafter collectively referred to as “Confidential Information”). Confidential Information shall not include information falling into any of the following categories:
(a)	information that at the time of disclosure is in the public domain;

(b)	information that, after disclosure hereunder, enters the public domain other than by breach of this Agreement or the obligation of confidentiality;

(c)	information that, prior to disclosure hereunder, was already in the recipient’s possession, either without limitation on disclosure to others or subsequently becoming free of such limitation;

(d)	information obtained by the recipient from a third party having an independent right to disclose this information; and

(e)	information that is available through discovery by independent research without use of or access to the Confidential Information acquired from the other party.
     Consultant and Amaizing each hereby acknowledges and agrees that all such Confidential Information shall be and remain at all times throughout the Term of this Agreement and thereafter, the sole and exclusive property of the party disclosing the Confidential Information to the other party. Consultant and Amaizing each further covenants and agrees to, at all times during the Term hereof and thereafter: (a) that Consultant shall utilize Amaizing’s Confidential Information solely in connection with the providing of Services, and not, under any circumstances, utilize such Confidential Information, directly or indirectly, for any business or purpose which is competitive with Amaizing; (b) treat, and cause their respective officers, directors, agents, employees and representatives to treat, all such Confidential Information as confidential and proprietary sensitive business information, and as trade secrets of the disclosing party; (c) maintain policies and procedures designed to ensure the confidentiality and safekeeping of such Confidential Information; and (d) not, unless compelled by legal process, except with the disclosing party’s prior written consent, divulge, disclose or otherwise make any Confidential Information available to third parties, other than their employees and agents directly involved in providing Services, who shall be provided with such Confidential Information only on a need-to-know basis. Upon the expiration or termination of this Agreement for any reason whatsoever, the parties hereto shall promptly return to all Confidential Information to the disclosing party. This section shall survive the termination of this Agreement.
     14. Indemnifications and Other Agreements. Consultant shall indemnify and hold Amaizing and its employees, members or agents harmless from and against any and all liabilities, losses, damages, costs or expenses, including, but not limited to, reasonable attorneys’ fees and legal expenses, incurred by Amaizing as a result of a breach of this Agreement by Consultant or any of its Affiliates or any tortious, unlawful or unauthorized acts or omissions by Consultant or its Affiliates. Amaizing shall indemnify and hold Consultant and its employees, members or agents harmless from and against any and all liabilities, losses, damages, costs or expenses, including, but not limited to, reasonable attorneys’ fees and legal expenses, incurred by Consultant as a result of a breach of this Agreement by Amaizing, or any tortious, unlawful or unauthorized acts or omissions by Amaizing. Notwithstanding the foregoing, in no event shall the liability of Consultant, whether by reason of breach of contract, tort (including without limitation negligence), statute, or otherwise exceed the greater of (i) the amount of fees paid by Amaizing to Consultant under this Agreement or (ii) the amount of insurance coverage available to respond to the claim or liability under any policy of insurance carried by Consultant; provided, however, the foregoing limitation shall not apply to any gross negligence, intentional misconduct, bad faith or reckless act or omission of Consultant or its Affiliates. Further, in no event shall Consultant have any liability for loss of profits, loss of business, indirect, incidental, consequential, special, punitive, indirect or exemplary damages, even if Consultant has been advised of the possibility of such damages. In furtherance and not in limitation of the foregoing, Consultant shall not be liable in respect of any decisions made by Amaizing as a result of Consultant’s services.
     15. Miscellaneous. This Agreement constitutes the entire understanding between the parties concerning the subject matter hereof. No prior or contemporaneous representations, inducements, promises or agreements not contained herein are of any force or effect. This Agreement shall be governed by and construed in accordance the laws of the State of Iowa, without regard, however, to choice of law principles. The parties, by their execution of this Agreement, submit to the jurisdiction of the courts of the State of Iowa and agree that venue shall be in Crawford County, Iowa. This Agreement shall not be modified except in a writing signed by all parties. If any provision herein is held to be invalid, unenforceable, or contrary to public policy, in whole or in part, the remaining provisions shall not be affected. This Agreement is binding upon the parties and their heirs, representatives, agents, successors and permitted assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other party to this Agreement. No omission or delay by either party in enforcing any right or remedy or in requiring any performance hereunder shall constitute a waiver of any such right, remedy or required performance. The remedies set forth herein are cumulative and in addition to all other remedies available hereunder, at law and in equity. This Agreement may be executed in counterparts.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

AMAIZING:		CONSULTANT:

AMAIZING ENERGY HOLDING COMPANY, LLC		TH PARTNERS, LLC

By:	/s/ Alan H. Jentz	By:	/s/ Brian Thome
Its:	President	Its:	President
5/31/07